Exhibit 10.2

JOINT VENTURE CONTRACT

THIS JOINT VENTURE AGREEMENT (the “Agreement”), made and entered into as of this 10th day of January 2018, by and between International Spirits & Beverage Group, Inc. of 700 Louisiana Street, STE 3950, Houston, Texas 77092 (hereinafter “ISBG”) and Paradigm Home Health/Paradigm HH/MGT OF 10500 Northwest Freeway, STE 194, Houston, Texas 77092 (hereinafter “PHH”).

ARTICLE I - GENERAL PROVISIONS

1.01 Business Purpose. The business of the Joint Venture shall be as follows: The consulting of business services for general operations for 8 months.

1.02 Term of the Agreement. This Joint Venture shall commence on the date first above written and will terminate 8 months later unless in writing to extend.

ARTICLE II - GENERAL DEFINITIONS

The following comprise the general definitions of terms utilized in this Agreement:

2.01 Affiliate. An Affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

2.02 Capital Contribution(s). The capital contribution to the Joint Venture actually made by the parties, including property, cash and any additional capital contributions made.

2.03 Profits and Losses. Any income or loss of the Joint Venture for federal income tax and business tax purposes shall be the sole responsibility of the individual parties hereto and in accordance with all applicable federal and state laws.

ARTICLE III - OBLIGATIONS OF THE JOINT VENTURERS

3.01 ISBG is responsible for the financial decisions of the Joint Venture and will be compensated for providing various services. PHH is responsible for the operational decisions of the Joint Venture and will be compensated for providing various services.

ARTICLE IV - ALLOCATIONS

4.01 Profits and Losses. Commencing on the date hereof and ending on the termination of the business of the Joint Venture, all profits, losses and other allocations to the Joint Venture shall be allocated as follows:

•	50 percent allocated to ISBG
•	50 percent allocated to PHH

4.02 Equity Ownership. ISBG shall retain the following equity in PHH for the duration of this agreement or and until the agreement is terminated under the provisions of dissolution under Article IX:

•	0 percent equity allocated to ISBG

ARTICLE V - RIGHTS AND DUTIES OF THE JOINT VENTURERS

5.01 Business of the Joint Venture. COO (Alonzo V. Pierce) shall have full, exclusive and complete authority and discretion in the management and control of the business of the Joint Venture for the purposes herein stated and shall make all decisions affecting the business of the Joint Venture. As such, any action taken shall constitute the act of, and serve to bind, the Joint Venture. ISBG shall manage and control the affairs of the Joint Venture to the best of its ability and shall use its best efforts to carry out the business of the Joint Venture for 8 months the PHH will control its operations apart from ISBG.

ARTICLE VI - AGREEMENTS WITH THIRD PARTIES AND WITH AFFILIATES OF
THE JOINT VENTURERS

6.01 Validity of Transactions. Affiliates of the parties to this Agreement may be engaged to perform services for the Joint Venture. The validity of any transaction, agreement or payment involving the Joint Venture and any Affiliates of the parties to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment.

6.02 Other Business of the Parties to this Agreement. The parties to this Agreement and their respective Affiliates may have interests in businesses other than the Joint Venture business. The Joint Venture shall not have the right to the income or proceeds derived from such other business interests and, even if they are competitive with the Joint Venture business, such business interests shall not be deemed wrongful or improper.

ARTICLE VII - PAYMENT OF EXPENSES

7.01 All expenses of the Joint Venture shall be paid by ISBG for 8 months and shall be reimbursed by the Joint Venture.

ARTICLE VIII - INDEMNIFICATION OF THE JOINT VENTURERS

8.01 The parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.

ARTICLE IX - DISSOLUTION

9.01 Events of the Joint Venture. The Joint Venture shall be dissolved upon the happening of any of the following events:

(a) The adjudication of bankruptcy, filing of a petition pursuant to a Chapter of the Federal Bankruptcy Act, withdrawal, removal or insolvency of either of the parties. (b) The sale or other disposition, not including an exchange of all, or substantially all, of the Joint Venture assets. (c) Mutual agreement of the parties.

ARTICLE X - MISCELLANEOUS PROVISIONS

10.01 Books and Records. The Joint Venture shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Joint Venture.

10.02 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.03 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

10.04 Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

10.05 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

10.06 Applicable Law and Venue. This Agreement shall be construed and enforced under the laws of the Harris County, Texas.

10.07 Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

International Spirits & Beverage Group, Inc.
Alonzo V. Pierce, CEO.

Paradigm Home Health
Shedrick Howard, Managing Partner

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